Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Western Alliance Bancorporation of our reports, dated February 17, 2015, relating to our integrated audit of the consolidated financial statements and internal control over financial reporting for the year ended December 31, 2014, which appear in the Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2014.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ McGladrey LLP

Phoenix, Arizona
May 7, 2015